Exhibit 10(a)

SEVENTH AMENDMENT TO REIMBURSEMENT AGREEMENT

THIS SEVENTH AMENDMENT TO REIMBURSEMENT AGREEMENT, dated as of March 1, 2008 (this “Amendment”), to the Existing Reimbursement Agreement (as defined below) is made by PPL ENERGY SUPPLY, LLC, a Delaware limited liability company (the “Account Party”), and certain of the Lenders (such capitalized term and other capitalized terms used in this preamble and the recitals below to have the meanings set forth in, or are defined by reference in, Article I below).

W I T N E S S E T H:

WHEREAS, the Account Party, the Lenders and The Bank of Nova Scotia, as the Issuer and as Administrative Agent, are all parties to the Reimbursement Agreement, dated as of March 31, 2005 (as amended or otherwise modified prior to the date hereof, the “Existing Reimbursement Agreement”, and as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Reimbursement Agreement”); and

WHEREAS, the Account Party has requested that the Lenders amend certain provisions of the Existing Reimbursement Agreement and the Lenders are willing to modify the Existing Reimbursement Agreement on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.  Certain Definitions.  The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Party” is defined in the preamble.

“Amendment” is defined in the preamble.

“Existing Reimbursement Agreement” is defined in the first recital.

“Reimbursement Agreement” is defined in the first recital.

SECTION 1.2.  Other Definitions.  Terms for which meanings are provided in the Existing Reimbursement Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II
AMENDMENTS TO THE EXISTING REIMBURSEMENT AGREEMENT

Effective as of the date hereof, but subject to the occurrence of the satisfaction of the conditions in Article III, the provisions of the Existing Reimbursement Agreement referred to below are hereby amended in accordance with this Article II.

SECTION 2.1.  Amendment to Section 1.1.  Section 1.1 of the Existing Reimbursement Agreement is hereby amended by

(a)            inserting the following definitions in the appropriate alphabetical order:

“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Seventh Amendment” means the Seventh Amendment to Reimbursement Agreement, dated as of March 1, 2008, among the Account Party and the Lenders party thereto.

(b)           amending and restating the definition of “Incorporated Agreement” in its entirety as follows:

“Incorporated Agreement” means the $3,400,000,000 Second Amended and Restated Five-Year Credit Agreement, dated as of May 4, 2007, among the Account Party, the lenders from time to time party thereto, Wachovia Bank, National Association, as administrative agent, issuing lender and swingline lender, certain financial institutions, as syndication agents, certain financial institutions, as lead arrangers, and certain financial institutions, as documentation agents, as in effect on the date hereof and without giving effect to any subsequent modification, supplement, amendment or waiver by the lenders under, or by other parties to, the Incorporated Agreement, unless the Required Lenders agree in writing that such modification, supplement, amendment or waiver shall apply to such provisions or schedules incorporated herein.

(c)           amending and restating the definition of “Letter of Credit Commitment Amount” in its entirety as follows:

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of $300,000,000.

(d)           amending and restating the definition of “Stated Maturity Date” in its entirety as follows:

“Stated Maturity Date” means March 31, 2009.

SECTION 2.2.  Amendment to Section 2.5.  Section 2.5 of the Existing Reimbursement Agreement is hereby amended in its entirety to read as follows:

SECTION 2.5  [INTENTIONALLY OMITTED.]

SECTION 2.3.  Amendments to Article VI.  Article VI of the Existing Reimbursement Agreement is hereby amended in accordance with Sections 2.3.1 through 2.3.3.

SECTION 2.3.1.  Clause (a) of Section 6.4 of the Existing Reimbursement Agreement is hereby amended and restated in its entirety as follows:

(a) The consolidated balance sheet of the Account Party and its Consolidated Subsidiaries as of December 31, 2007 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP, copies of which have been delivered to each of the Administrative Agent and the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Account Party as of such date and its consolidated results of operations and cash flows for such fiscal year.

SECTION 2.3.2.  A new Section 6.18 following Section 6.17 of the Existing Reimbursement Agreement is hereby inserted which reads as follows:

SECTION 6.18  Environmental Matters. (a) Except (i) as disclosed in or contemplated by the Account Party’s Form 10-K Report to the SEC for the year ended December 31, 2007 or in any subsequent Form 10-Q or 8-K Report or otherwise furnished to the Administrative Agent in writing, or (ii) to the extent that the liabilities of the Account Party and its Subsidiaries, taken as a whole, that relate to or could result from the matters referred to in clauses (i) through (iii) of this Section 6.18, inclusive, would not reasonably be expected to result in a Material Adverse Effect, to the Account Party’s or any of its Subsidiaries’ knowledge: (i) no notice, notification, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed nor is any investigation or review pending or threatened by any governmental or other entity with respect to any (A) alleged violation by the Account Party or any of its Subsidiaries of any Environmental Law, (B) alleged failure by the Account Party or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, storage, treatment, disposal, transportation or release of Hazardous Substances; (ii) no Hazardous Substance has been released (and no written notification of such release has been filed) (whether or not in reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Account Party or any of its Subsidiaries; and (iii) no property now or previously owned, leased or operated by the Account Party or any of its Subsidiaries or any property to which the Account Party or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Account Party’s or any of its Subsidiaries’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the CERCLA, as amended, on CERCLIS or on any similar federal, state or foreign list of sites requiring investigation or clean up. (b) Except as disclosed in or contemplated by the Account Party’s Form 10-K Report to the SEC for the year ended December 31, 2007 or in any subsequent Form 10-Q or 8K Report or otherwise furnished to the Administrative Agent in writing, to the Account Party’s or any of its Subsidiaries’ knowledge, there are no Environmental Liabilities that have resulted or could reasonably be expected to result in a Material Adverse Effect. (c) For purposes of this Section 6.18, the terms “the Account Party” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Account Party or any of its Subsidiaries from the time such business or business entity became a Subsidiary of PPL Corporation, a Pennsylvania corporation.

SECTION 2.3.3.  A new Section 6.19 following Section 6.17 of the Existing Reimbursement Agreement is hereby inserted which reads as follows:

SECTION 6.19  OFAC.  None of the Account Party, any Subsidiary of the Account Party or any Affiliate of the Account Party: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No Letter of Credit will be used, and no Letter of Credit has been used, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE III
CONDITIONS TO EFFECTIVENESS

This Amendment and the amendments contained herein shall become effective as of the date hereof when each of the conditions set forth in this Article III shall have been fulfilled to the satisfaction of the Administrative Agent.

SECTION 3.1.  Counterparts.  The Administrative Agent shall have received counterparts hereof executed on behalf of the Account Party and the each of the Lenders.

SECTION 3.2.  Costs and Expenses, etc.  The Administrative Agent shall have received for the account of each Lender, all fees, costs and expenses due and payable pursuant to Section 10.3 of the Reimbursement Agreement, if then invoiced.

SECTION 3.3.  Resolutions, etc.  The Administrative Agent shall have received from the Account Party (i) a copy of a good standing certificate, dated a date reasonably close to the date hereof and (ii) a certificate, dated as of the date hereof, duly executed and delivered by any vice president, the controller, the treasurer, the assistant treasurer, secretary or assistant secretary of the Account Party as to

(a)  resolutions of the Account Party’s Board of Managers then in full force and effect authorizing the execution, delivery and performance of this Amendment and the transactions contemplated hereby;

(b)  the incumbency and signatures of those of its officers authorized to act with respect to this Amendment; and

(c)  the full force and validity of each Organic Document of the Account Party and copies thereof;

upon which certificates the Administrative Agent and all Lenders may conclusively rely until it shall have received a further certificate of any such officer of the Account Party canceling or amending such prior certificate.

SECTION 3.4.  Opinions of Counsel.  The Administrative Agent shall have received opinions, dated the date hereof and addressed to the Administrative Agent and all Lenders, from Dewey & LeBoeuf LLP, New York counsel to the Account Party, in form and substance satisfactory to the Administrative Agent.

SECTION 3.5.  Satisfactory Legal Form.  The Administrative Agent and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as the Administrative Agent or its counsel may reasonably request, and all legal matters incident to the effectiveness of this Amendment shall be satisfactory to the Administrative Agent and its counsel.  All documents executed or submitted pursuant hereto or in connection herewith shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV
MISCELLANEOUS

SECTION 4.1.  Cross-References.  References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

SECTION 4.2.  Loan Document Pursuant to Existing Reimbursement Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Reimbursement Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Reimbursement Agreement, as amended hereby, including Article X thereof.

SECTION 4.3.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.4.  Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 4.5.  Governing Law.  THIS AMENDMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 4.6.  Full Force and Effect; Limited Amendment.  Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Reimbursement Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Reimbursement Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Reimbursement Agreement or any of the Loan Documents.

SECTION 4.7.  Representations and Warranties.  In order to induce the Lenders to execute and deliver this Amendment, the Account Party hereby represents and warrants to the Lenders, on the date this Amendment becomes effective pursuant to Article III, that both before and after giving effect to this Amendment, all statements set forth in clauses (a) and (b) of Section 5.2.1 of the Reimbursement Agreement are true and correct as of such date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

PPL ENERGY SUPPLY, LLC

By:__________________________
      Title:

THE BANK OF NOVA SCOTIA

By:__________________________
      Title: